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                                                                   EXHIBIT 10.10


                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement ("Agreement"), dated as of December 3, 1998, is made and entered into by QUINTILES TRANSNATIONAL CORP., a North Carolina corporation (hereinafter the "Company") and John S. Russell (hereinafter the "Executive"). The Company desires to employ Executive as its Senior Vice President and General Counsel and provide adequate assurances to Executive, and Executive desires to accept such employment on the terms set forth below, which terms Executive agreed to in his offer letter.

         In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive agree as follows:

         1. EMPLOYMENT. The Company employs Executive and Executive accepts employment on the terms and conditions set forth in this Agreement.

         2. NATURE OF EMPLOYMENT. Executive shall serve as Senior Vice President and General Counsel and have such responsibilities and authority as the Company may assign from time to time. Additionally, Executive agrees to perform such other duties consonant with those of an executive at his level as the Company may set from time to time.

                  2.1 Executive shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Company policies, procedures, practices and directions.

                  2.2 Executive shall devote all working time, best efforts, knowledge and experience to perform successfully his duties and advance the Company's and/or its Affiliates' interests. During his employment, Executive shall not engage in any other business activities of any nature whatsoever (including board memberships) for which he receives compensation without the Company's prior written consent; it being understood Executive's position as Director of the North Carolina Railroad Company has been consented to by the Company; provided, however, this provision does not prohibit him from personally owning and trading in stocks, bonds, securities, real estate, commodities



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or other investment properties for his own benefit which do not create actual or potential conflicts of interest with the Company and/or its Affiliates. Additionally, Executive may


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enter into contracts and receive payment for the publication of books and articles that he writes, including the acceptance of speaking honoraria in connection therewith, and, he may engage in a reasonable schedule of promotional appearances and media events that do not interfere with the performance of his duties hereunder. As used in this Agreement, "Affiliates" shall mean: (i) any Company's parent, subsidiary or related entity; and/or (ii) any entity directly or indirectly controlled or beneficially owned in whole or part by the Company or the Company's parent, subsidiary or related entity.

                  2.3 Executive's base of operation shall be Durham, North Carolina, subject to business travel as may be necessary in the performance of Executive's duties.

         3. COMPENSATION.

                  3.1 BASE SALARY; CAR ALLOWANCE. Executive's monthly salary for all services rendered shall be $16,666.00 (less applicable withholdings), payable in monthly installments and in accordance with the Company's policies, procedures and practices as they may exist from time to time. Executive shall also receive a car allowance of $833 per month. Executive's salary and car allowance shall be reviewed in accordance with the Company's policies, procedures and practices as they may exist from time to time.

                  3.2 EXECUTIVE COMPENSATION PLAN. Executive may participate as a Level 3 employee in the Executive Compensation Plan ("ECP") (or successor plans) which may be made available from time to time to Company executives at Executive's level; provided, however, that Executive's participation is subject to the applicable terms, conditions and eligibility requirements of the plan documents, some of which are within the plan administrator's discretion, as they may exist from time to time.

                  3.3 TAX RETURNS. Executive shall be entitled to reimbursement up to $5,000 annually for tax return preparation and reasonable financial and estate planning, consultation and advice by the Company's accounting firm and/or legal counsel and/or financial consultants.

                  3.4 OTHER BENEFITS. Executive may participate in all medical, dental and disability insurance, 401(k), pension, personal leave, and other employee benefit plans and programs except Executive may not participate in any severance plans which may be made available from time to time to Company executives at Executive's level;


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provided, however, that Executive's participation in benefit plans and programs is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator's discretion, as they may exist from time to time.

                  3.5 BUSINESS EXPENSES. Executive shall be reimbursed for reasonable and necessary expenses actually incurred by him in performing services under this Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures and practices as they may exist from time to time. Expenses covered by this provision include but are not limited to travel, entertainment, professional dues, subscriptions and dues, fees and expenses associated with membership in various professional, and business and civic associations of which Executive's participation is in the Company's best interest.

                  3.6 CHANGES TO PLANS. Nothing in this Agreement shall require the Company to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits set forth in Sections 3.2 through 3.5. Any amendments, modifications, revisions and revocations of these plans, programs and benefits shall apply to Executive.

                  3.7 REDUCTION OF PAYMENT. If, at any time during which Executive is receiving salary or post-termination payments from the Company, he receives payments on account of mental or physical disability from any source, then the Company, at its discretion, may reduce his salary or post-termination payments by the amount of such disability payments.

         4. TERM OF EMPLOYMENT. The original term of employment shall be for a one-year period commencing on January 1, 1998, and terminating on January 1, 1999, subject to the following provisions:

                  4.1 RENEWAL. Upon the expiration of the original or any renewal term of employment, Executive's employment shall be automatically renewed for an additional one (1) year period unless, at least ninety (90) days prior to the renewal date, either party gives the other party written notice of its intent not to continue the employment relationship. During any renewal term of employment, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless modified in accordance with Section 14.


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                  4.2 TERMINATION WITHOUT CAUSE. Either party may terminate the employment relationship without cause at any time upon giving the other party ninety (90) days written notice.

                  4.3 TERMINATION WITHOUT NOTICE. The Company may terminate the Executive's employment relationship immediately without notice at any time for the following reasons: (i) Executive's death; (ii) Executive's physical or mental inability to perform the essential functions of his duties satisfactorily for a period of 180 consecutive days or 180 days in total as determined by the Company in its reasonable discretion and in accordance with applicable law;
(iii) any act or omission of Executive constituting willful misconduct (including willful violation of the Company's policies), gross negligence, fraud, misappropriation, embezzlement, criminal behavior, conflict of interest or competitive business activities which, as determined by the Company in its reasonable discretion, shall cause material harm, or any other actions that are materially detrimental to the Company or any Affiliates' interest; (iv) any other reason recognized as "cause" under applicable law; or (v) Executive's material breach of this Agreement, provided that Employee shall have failed to cure such breach within thirty (30) days of receipt of written notice from the Company of such breach.

                  4.4 COMPANY'S BREACH. Executive may terminate Executive's employment with the Company as a result of the Company's failure to cure its material breach of this Agreement after Executive has given the Company written notice of the material breach and at least thirty (30) days to cure the breach (or such longer period as may be reasonably required to cure the breach as long as the Company is making good forth efforts to do so).

                  4.5 PROVISIONS SURVIVING TERMINATION. This Agreement shall terminate upon the termination of the employment relationship with the following exceptions: Section 6 (Trade Secrets, Confidential Information, Company Property and Competitive Business Activities), 7 (Intellectual Property Ownership), 8 (License), and 9 (Release) shall survive the termination of Executive's employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination.


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         5. COMPENSATION AND BENEFITS UPON TERMINATION.

                  5.1 The Company's obligation to compensate Executive ceases on the effective termination date except as to: (i) amounts due at that time; (ii) any amount subsequently due pursuant to the plan described in Section 3.2; and
(iii) any compensation and/or benefits to which he may be entitled to receive pursuant to Sections 5.2, 5.3, 5.4, 5.5, or 5.6.

                  5.2 If the Company terminates Executive's employment pursuant to Sections 4.1 (notice of non-renewal) or 4.2 (without cause), then the Company's sole obligation shall be to pay Executive: (i) amounts due on the effective termination date; (ii) any amounts subsequently due pursuant to the plan described in Section 3.2; and (iii) Subject to Executive's compliance with Sections 6,7,8 and 9 and subject to Sections 3.7 and 5.6, an amount equal to his then current monthly salary (less applicable withholdings) for the twelve (12) month non-competition period set forth in Section 6.3, payable in equal monthly installments.

                  5.3 During the period during which Executive receives post-termination payments pursuant to Sections 5.2 and 5.6 he may continue to participate, to the extent permitted by the applicable plans and subject to their terms, conditions and eligibility requirements, in all employee welfare benefits plans (as defined by the Employee Retirement Income Security Act of 1974, as amended) in which Executive participated on his effective termination date. The Company will pay or, at the Company's discretion, reimburse Executive for the premiums actually paid, to continue coverage under such plans during the period. Notwithstanding the Company's payment of or reimbursement for the premiums, any coverage under such plans shall be subject to the terms, conditions and eligibility requirements of such plans and nothing in this Section shall constitute any guaranty of coverage.

                  5.4 If the Company terminates Executive's employment as provided in Sections 4.3 (i) (death), (ii) (physical or mental inability to perform), (iii) (materially harmful acts or omissions), (iv) (other reasons recognized as "cause") or (v) (Executive's material breach) or if the Executive terminates his employment pursuant to Section 4.1 (notice of non-renewal) or
Section 4.2 (without cause), then the Company's sole obligation shall be to pay
Executive: (i) amounts due on the effective termination date and (ii) any amounts subsequently due pursuant to the plan described in Section 3.2. Executive, except when employment terminates pursuant to Section 4.3(i) (death), shall comply with Sections 6,7,8 and 9 of this Agreement upon expiration or termination of this Agreement.


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                  5.5 If Executive terminates the employment relationship as a result of the Company's failure to cure its material breach of this Agreement after he has given the Company notice of the material breach and 30 days in which to cure the breach (or such longer period as may be reasonably required to cure the breach as long as the Company is making good faith efforts to do so), pursuant to Section 4.4 of this Agreement, then the Company's sole obligation to Executive in lieu of any other damages or other relief to which he otherwise may be entitled shall be (i) an amount equal to amounts due at the time of his termination; and (ii) subject to Executive's compliance with Sections 6, 7, 8 and 9 and subject to Sections 3.7 and 5.7, liquidated damages in an amount equal to his then current monthly salary (less applicable withholdings) for the twelve
(12) month non-competition period set forth in Section 6.3, payable in equal monthly installments.

                  5.6 CHANGE OF CONTROL. In the event that Executive is terminated in connection with, or is terminated or not renewed subject to Sections 4.1 or 4.2, for a period of one (1) year after a "Change of Control," Executive shall receive 2.99 times his current Base Salary in addition to an accelerated vesting of his stock options granted under the ECP. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) the Company shall become a subsidiary of, or shall be merged or consolidated with or into, another entity, which entity is not controlled by the Company nor 67% or more of the voting shares of which are held by shareholders who were shareholders of the Company immediately before the transaction; or (ii) substantially all of the assets of the Company shall be sold or transferred to a person or entity which person or entity is not controlled by the Company nor 67% or more of the voting shares of which are held by shareholders who were shareholders of the Company immediately before the transaction; or (iii) any "Person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), or persons acting together or in concert, is or becomes the "beneficial owner" (as defined in Rule 13(d) of the Securities Exchange Act of 1934, as amended) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company. Furthermore, for the purposes of this Agreement, a termination or non-renewal pursuant to this Section 5.6 shall occur if Executive is required, as a means of retaining employment hereunder, to relocate his residence from the Research Triangle area of North Carolina.


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                  5.7 The Company's obligation to provide the payments under
Sections 5.2 and 5.5 is conditioned upon Executive's execution of an enforceable release of all claims and his compliance with Sections 6, 7, 8 and 9 of this Agreement. If Executive chooses not to execute such a release or fails to comply with these sections, then the Company's obligation to compensate him ceases on the effective termination date except as to amounts due at that time and any amount subsequently due pursuant to the plan described in Section 3.2.

                  5.8 Executive is not entitled to receive any compensation or benefits upon his termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which he participates. Moreover, the terms and conditions afforded Executive under this Agreement are in lieu of any severance benefits to which he otherwise might be entitled pursuant to any severance plan, policy and practice of the Company and or its Affiliates. Nothing in this Agreement, however, is intended to waive or supplant any death, disability, retirement, 401(k) or pension benefits to which he may be entitled under employee benefit plans in which he participates.

         6. TRADE SECRETS, CONFIDENTIAL INFORMATION, COMPANY PROPERTY AND COMPETITIVE BUSINESS ACTIVITIES. Executive acknowledges that: (i) the Company and its Affiliates have worldwide business operations, a worldwide customer base, and are engaged in the business of contract research, sales and marketing, healthcare policy consulting and health information management services to the worldwide pharmaceutical, biotechnology, medical device and healthcare industries; (ii) by virtue of his employment by and upper-level position with the Company, he has or will have access to Trade Secrets and Confidential Information (as defined in Sections 6.1(5) and 6.1(6)) of the Company and its Affiliates, including valuable information about their worldwide business operations and entities with whom they do business in various locations throughout the world, and has developed or will develop relationships with their customers and others with whom they do business in various locations throughout the world; and (iii) the Trade Secret, Confidential Information and Competitive Business Activities' provisions set forth in this Agreement are reasonably necessary to protect the Company's and its Affiliates' legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed on him.


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                  6.1 TRADE SECRETS AND CONFIDENTIAL INFORMATION. Executive
acknowledges that: (i) the Company and/or its Affiliates will disclose to him certain Trade Secrets and Confidential Information; (ii) Trade Secrets and Confidential Information are the sole and exclusive property of the Company and/or its Affiliates (or a third party providing such information to the Company and/or its Affiliates) and the Company and/or its Affiliates or such third party owns all worldwide rights therein under patent, copyright, trademark, trade secret, confidential information or other property right; and
(iii) the disclosure of Trade Secrets and Confidential Information to Executive does not confer upon him any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information.

                           6.1(1) Executive may use the Trade Secrets and
Confidential Information only while he is employed or otherwise retained by the Company and only then in accordance with applicable Company policies and procedures and solely for the Company's benefit. Except as authorized in the performance of services for the Company, Executive will hold in confidence and will not, either or indirectly, in any form, by any means, or for any purpose, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer Trade Secrets or Confidential Information or any portion thereof. Upon the Company's request, Executive shall return Trade Secrets and Confidential Information and all related materials.

                           6.1(2) If Executive is required to disclose Trade
Secrets or Confidential Information pursuant to a court order, subpoena or other government process or such disclosure is necessary to comply with applicable law or defend against claims, he shall: (i) notify the Company promptly before any such disclosure is made; (ii) at the Company's request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Company to participate with counsel of its choice in any proceeding relating to any such court order, subpoena, other government process or claims.

                           6.1(3) Executive's obligations with regard to Trade
Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law.


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                           6.1(4) Executive's obligations with regard to
Confidential Information shall remain in effect while he is employed or otherwise retained by the Company and/or its Affiliates and for fifteen (15) years thereafter.

                           6.1(5) As used in this Agreement, "Trade Secrets"
means information of the Company, its Affiliates and its and/or their licensors, suppliers, customers, or prospective licensors or customers, including, but not limited to, data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers, which: (i) derives independent actual or potential commercial value, from not being generally known to or readily ascertainable through independent development or reverse engineering by persons or entities who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                           6.1(6) As used in this Agreement, "Confidential
Information" means information other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, licensing strategies, advertising campaigns, information regarding executives and employees, and the terms and conditions of this Agreement; provided, however, Confidential Information shall not include information which is in the public domain or becomes public knowledge through no fault of Executive.

                  6.2 COMPANY PROPERTY. Upon termination of his employment, Executive shall: (i) deliver to the Company all records, memoranda, data, documents and other property of any description which refer or relate in any way to Trade Secrets or Confidential Information, including all copies thereof, which are in his possession, custody or control; (ii) deliver to the Company all Company and/or Affiliates property (including, but not limited to, keys, credit cards, client files, contracts, proposals, work in process, manuals, forms, computer stored work in process and other computer data, research materials, other items of business information concerning any Company and/or Affiliates client, or Company and/or Affiliates business or business methods, including all copies thereof) which is in his possession, custody or control; (iii) bring all such records, files and other materials up to date before returning them; and
(iv) fully cooperate with the Company in winding up his work and transferring that work to other individuals designated by the Company.


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                  6.3 COMPETITIVE BUSINESS ACTIVITIES. During his employment and the one (1) year following his effective termination date (regardless of the reason for the termination), Executive will not engage in the following activities:

                  (a) on Executive's own or another's behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise, directly or indirectly:

                           (i) compete with the Company or its Affiliates within
the geographical areas set forth in Section 6.3(1); except that Executive, without violating this provision, may become employed by any company which is engaged in the integrated development, discovery, manufacture, marketing and sale of pharmaceutical drugs that does not engage in contract sales and/or contract research;

                           (ii) within the geographical areas set forth in
Section 6.3(1), solicit or do business which is the same, similar to or otherwise in competition with the business engaged in by the Company or its Affiliates, from or with persons or entities: (a) who are customers of the Company or its Affiliates; (b) who Executive or someone for whom he was responsible solicited, negotiated, contracted or serviced on the Company's or its Affiliates' behalf; or (c) who were customers of the Company or its Affiliates at any time during the last year of Executive's employment with the Company;

                           (iii) offer employment to or otherwise solicit for
employment any employee or other person who had been employed by the Company or its Affiliates during the last year of Executive's employment with the Company; or

                  (b) directly or indirectly take any action which is materially detrimental or otherwise intended to be adverse to the Company's and/or Affiliates' goodwill, name, business relations, prospects and operations.

                           6.3(1) The restrictions set forth in Section 6.3
apply to the following geographical areas; (i) within a 60-mile radius of the Company and/or its Affiliates where the Executive had an office during the Executive's employment with the Company and/or its Affiliates; (ii) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which Executive's services were provided, or for which Executive had responsibility, or in which Executive worked on Company and/or Affiliates projects, while employed by the Company; and (iii) any city, metropolitan area,


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county (or similar political subdivisions in foreign countries) in which the
Company or its Affiliates are located or does or, during Executive's employment with Company, did business.

                           6.3(2) Notwithstanding the foregoing, Executive's
ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 6.3.

                  6.4 REMEDIES. Executive acknowledges that his failure to abide by the Trade Secrets, Confidential Information, Company Property or Competitive Business Activities provisions of this Agreement would cause irreparable harm to the Company and/or its Affiliates for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company and/or its Affiliates may be entitled by virtue of Executive's failure to abide by these provisions: (i) the Company will be released of its obligations under this Agreement to make any post-termination payments, including but not limited to those otherwise available pursuant to Sections 5.2, 5.3, 5.4, 5.5 and 5.6; (ii) the Company may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for Executive's actual or threatened failure to abide by these provisions; (iii) Executive will return all post-termination payments received pursuant to this Agreement, including but not limited to those received pursuant to Sections 5.2, 5.3, 5.4, 5.5 and 5.6; (iv) Executive will indemnify the Company and/or its Affiliates for all expenses including attorneys' fees in seeking to enforce these provisions; and (v) if, as a result of Executive's failure to abide by the Trade Secrets, Confidential Information, Company Property or Competitive Business Activities provisions, any commission or fee becomes payable to Executive or to any person, corporation or other entity with which Executive has become employed or otherwise associated, Executive shall pay the Company or cause the person, corporation or other entity with whom he has become employed or otherwise associated to pay the Company an amount equal to such commission or fee. In the event that the Company exercises its right to discontinue payments under this provision and/or Executive returns all post-termination payments received pursuant to this Agreement, Executive shall remain obligated to abide by the Trade Secrets, Confidential Information, Company Property and Competitive Business Activities provisions set forth in this Agreement.


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                  6.5 TOLLING. The period during which Executive must refrain from the activities set forth in Sections 6.1 and 6.3 shall be tolled during any period in which he fails to abide by these provisions.

                  6.6 OTHER AGREEMENTS. Nothing in this Agreement shall terminate, revoke or diminish Executive's obligations or the Company's and/or its Affiliates' rights and remedies under law or any agreements relating to trade secrets, confidential information, non-competition and intellectual property which Executive has executed in the past or may execute in the future or contemporaneously with this Agreement.

         7. INTELLECTUAL PROPERTY OWNERSHIP.

                  7.1 As used in this Agreement, "Work Product" shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), improvements, modifications, discoveries, methods, developments, picture, audio, video, artistic works and all works of authorship, including all worldwide rights therein under patent, copyright, trademark, trade secret, confidential information or other property right, created or developed in whole or in part by Executive, while employed by the Company (whether developed during work hours or not), whether prior or subsequent to the date of this Agreement; provided, however, that the Executive's original works of fiction, poetry and non-fiction writing shall not be considered Work Product.

                  7.2 All Work Product shall be considered work made for hire by Executive and owned by the Company. If any of the Work Product may not, by operation of law be considered work made for hire by Executive for the Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Executive hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, registrations and any other protection available in the Work Product. Executive agrees to perform, during or after his employment, such further acts which the Company requests as may be necessary or desirable to transfer, perfect and defend its ownership of the Work Product.

                  7.3 Notwithstanding the foregoing, this Agreement shall not require assignment of any invention that: (i) Executive developed entirely on his own time without using the Company's equipment, supplies, facilities, Trade Secrets or


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Confidential Information; and (ii) does not relate to the Company's business or actual or anticipated research or development or result from any work performed by Executive for the Company.

                  7.4 Executive shall promptly disclose to the Company in writing all Work Product conceived, developed or made by him, individually or jointly.

         8. LICENSE. To the extent that any preexisting materials are contained in Work Product which Executive delivers to the Company or its customers, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof; and (ii) authorize others to do any of the foregoing.

         9. RELEASE. Executive acknowledges that: (i) as a part of his services, he may provide his image, likeness, voice or other characteristics; and (ii) the Company may use his image, likeness, voice or other characteristics and expressly releases the Company, its Affiliates and its and/or their agents, employees, licensees and assigns from and against any and all claims which he has or may have for invasion of privacy, right of privacy, defamation, copyright infringement or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast or exhibition of such characteristics.

         10. EMPLOYEE REPRESENTATION. Executive represents and warrants that his employment and obligations under this Agreement will not (i) breach any duty or obligation he owes to another or (ii) violate any law, recognized ethics standard or recognized business custom.

         11. OFFICERS AND DIRECTORS INDEMNIFICATION PROVISIONS. To the extent Executive serves as a Company and/or Affiliate officer or director, Executive shall be entitled to insurance under Company's directors and officers indemnification policies comparable to any such insurance covering executives of the applicable entity serving in similar capacities. Further, the Company's bylaws shall contain provisions granting to Executive the maximum indemnity protection allowed under applicable law and the Company hereby agrees to indemnify and hold harmless Executive in accordance with such maximum indemnity protection allowed under applicable law.


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         12. NOTICES. All notices, requests, demands and other communications required or permitted to be given in writing pursuant to this Agreement shall be deemed given and received: (a) upon delivery if delivered personally; (b) on the fifth (5th) day after being deposited with the U.S. Postal Service if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, at the addresses set forth below; (c) on the next day after being deposited with a reliable overnight delivery service; or (d) upon receipt of an answer back confirmation, if transmitted by telefax, addressed to the below indicated telefax number. Notice given in another manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses and telefax number (if any) of the parties shall be as follows:


         If to the Executive, to            John S. Russell
                                            101 Huntington Drive
                                            Chapel Hill, NC 27514



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         If to the Company, to:             Quintiles Transnational Corp.
                                            4709 Creekstone Drive
                                            Riverbirch Building, Suite 300
                                            Durham, North Carolina 27703-8411
                                            Attn: Gregory D. Porter

provided that: (a) each party shall have the right to change its address for notice, and the person who is to receive notice, by the giving of fifteen (15) days' prior written notice to the other party in the manner set forth above; and
(b) notices shall be effective if given to the other party in the manner set forth above regardless of whether a copy was received by the additional addressee specified above.


         13. CONSIDERATION. Executive acknowledges that he agreed to the terms of this Agreement at the inception of employment, as evidenced by the signing of his offer letter. Accordingly, Executive waives any and all defenses he may have to the validity or enforceability of this Agreement based on the absence or failure of consideration.

         14. WAIVER OF BREACH. The Company's or waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

         15. SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases in the Trade Secrets, Confidential Information or Competitive Business Activities provisions set forth in this Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that they be "blue-penciled" or rewritten by the court to the extent necessary to render them enforceable.

         16. PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Company's successors and assigns. The Company, at its discretion, may assign this Agreement to Affiliates. Because this Agreement is personal to Executive, Executive may not assign this Agreement.


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

         17. GOVERNING LAW. This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions. The parties hereby consent to jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the courts of Wake County, North Carolina or the federal courts of the United States for the Eastern District of North Carolina.

         18. ENTIRE AGREEMENT. Except as expressly provided in this Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first written above.



                                            /s/ John S. Russell
                                            ----------------------------
                                            John S. Russell




                                            QUINTILES TRANSNATIONAL CORP.

                                            By:  /s/ Dennis B. Gillings
                                                --------------------------------
                                            Title:  Chairman & CEO
                                                   -----------------------------



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